Exhibit 23

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in the pre-effective Amendment No. 1 to Registration Statement on Form S-2 of SLS International, Inc., of our report dated March 12, 2004 relating to the consolidated financial statements of SLS International, Inc., as of December 31, 2003 and 2002 and for the years ended December 31, 2003 and 2002 included in the Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on March 30, 2004. We also consent to the references to us under the heading “Experts” in the Prospectus.

/s/ Weaver & Martin, LLC

Weaver & Martin, LLC

Certified Public Accountants

Kansas City, Missouri

February 9, 2005